Execution Copy

Exhibit 10.1

SECOND AMENDED AND RESTATED PROMISSORY NOTE

This SECOND AMENDED AND RESTATED PROMISSORY NOTE dated as of August 7, 2014 (this “Note”) amends and restates in its entirety that certain PROMISSORY NOTE executed as of June 6, 2011, and amended and restated by the Amended and Restated Promissory Note executed as of September 10, 2013, by CAMAC PETROLEUM LIMITED (”CPL”), a company incorporated in the Federal Republic of Nigeria and a wholly owned subsidiary of CAMAC Energy Inc., a Delaware corporation (the “Parent,” and together with CPL, the “Borrower”), in favor of ALLIED ENERGY PLC, a Nigerian public limited company (the “Lender”).  Borrower, for value received, promises and agrees to pay to the order of Lender, to the Payment Account (as such term is hereinafter defined) the aggregate principal sum of all Loans (as such term is hereinafter defined) outstanding from time to time under this Note, which aggregate principal sum shall not exceed the maximum amount of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided for herein, and to pay interest on the unpaid principal amount of the Loans made by the Lender to the Borrower hereunder, to such Payment Account, in like money and funds, for the time period commencing on the date each Loan is made until such Loan shall be finally and indefeasibly paid in full, at the rates per annum and on the dates provided for herein.

The Lender is hereby authorized by the Borrower to endorse on Annex I (or a continuation thereof) attached to this Note, the identity of the Borrower, the principal amount of each Loan, the date such Loan is made, the amount of any payments or prepayments, the dates of any such payments or prepayments, and the principal balance of the Note outstanding from time to time. The entries made by the Lender on Annex I (or any continuation thereof) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error or failure by the Lender to deliver the corresponding principal amount of each Loan to the Borrower), provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under this Note in respect of the Loans or otherwise.

By accepting this Note, the Lender agrees to comply with the obligations of the Lender that are expressly and specifically set forth herein.

Section 1. Terms Generally; Accounting Terms; GAAP; Defined Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections and

Annexes shall be construed to refer to Sections of, and Annexes to, this Note and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, crude oil and crude oil reserves.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

As used in this Note, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Availability Period” means the time period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of the termination of the Commitment.

“Borrower” has the meaning set forth in the first paragraph of this Note.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the acquisition by a group of Persons or entities that are not Affiliates of the Lender and/or its Affiliates of a majority of the Equity Interests of the Borrower, or the possession, directly or indirectly, by such a group of the power to direct or cause the direction of the management or policies of the Borrower.

“Commitment” means the commitment of the Lender to make Loans hereunder, subject to a maximum Lender Commitment amount of $25,000,000.00.

“Control” means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise or (b) the ownership of at least ten percent (10%) of the Equity Interest in such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 8(a) are satisfied (or waived in accordance with Section 14).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” has the meaning assigned to such term in Section 12.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guaranty” means that certain Guaranty Agreement, dated as of June 6, 2011, made by the Parent in favor of the Lender, as amended.

“Highest Lawful Rate” means, with respect to the Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, bank guaranties, surety bonds and similar instruments and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of this Note, Indebtedness shall not include any indebtedness incurred by the Borrower from the Parent that is due and payable to the Parent by the Borrower in connection with amounts paid by the Parent on the Borrower’s behalf, or otherwise loaned to the Borrower by the Parent, for reasonable general and administrative operating expenses of the Borrower.

“Indemnitee” has the meaning specified in Section 15(b).

“Interest Period” means, with respect to any Loan, the period beginning on (and including) the date on which such Loan is made or on the last day of the immediately preceding Interest Period applicable to such Loan, as applicable, and ending on (but excluding) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter; provided, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day) and (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period.

“Lender” has the meaning specified in the first paragraph of this Note.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIBOR” means, for any Interest Period for any Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Lender to be the offered rate that appears on a nationally recognized service such as Dow Jones Telerate Inc. (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Loan” means each loan made by the Lender to the Borrower pursuant to Section 3 of this Note.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Parent/Subsidiaries,

taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Note or the ability of the Parent to perform any of its obligations under the Guaranty, (c) the validity or enforceability of this Note or the Guaranty, or (d) the rights or remedies of, or benefits available to, the Lender under this Note or the Guaranty.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Parent/Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Parent/Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Parent/Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means July 15, 2015.

“Net Proceeds” means with respect to any sale, lease or other disposition of any assets or properties of the Borrower or any Parent/Subsidiary, or Indebtedness incurred thereby, the gross amount received by the Borrower or any Parent/Subsidiary from such sale, lease or other disposition, or incurrence of Indebtedness, minus the sum of (a) the amount, if any, of all taxes paid or payable by the Borrower or any Parent/Subsidiary directly resulting from such sale, lease or other disposition or incurrence of Indebtedness (including the amount, if any, estimated by the Borrower in good faith at the time of such sale, lease or other disposition for taxes payable by the Borrower or any Parent/Subsidiary on or measured by net income or gain resulting from such sale, lease or other disposition), and (b) the reasonable and documented out-of-pocket costs and expenses incurred by the Borrower or such Parent/Subsidiary in connection with such sale, lease or other disposition or incurrence of Indebtedness (including reasonable and documented brokerage fees paid to a Person other than an Affiliate of the Borrower or an Affiliate of any Parent/Subsidiary, but excluding any fees or expenses paid to an Affiliate of the Borrower or an Affiliate of any Parent/Subsidiary).

“Note” means this Promissory Note, as amended, supplemented or modified from time to time in accordance with the terms hereof.

“Parent” has the meaning set forth in the first paragraph of this Note.

“Parent/Subsidiary” means the Parent and any subsidiary of the Borrower or the Parent.

“Payment Account” has the meaning specified in Section 7.

“Payment Date” has the meaning specified in Section 4(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Profit Oil” has the meaning set forth in the Production Sharing Contract by and between Allied Energy Resources Nigeria Limited, CAMAC International (Nigeria) Limited and Nigerian AGIP Exploration Limited covering Oil Mining Leases 120 and 121 Deep Offshore Nigeria,

dated July 22, 2005, a copy of which is in the possession of both Borrower and Lender, as novated.

“Security Agreement” means that certain Security Agreement executed by the Parent in favor of the Lender dated as of the date hereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Section 2. Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the aggregate principal amount of all Loans outstanding hereunder exceeding the Commitment. Borrower acknowledges that on the date on which Borrower executes this Note, there is an outstanding principal balance of $7,146,420 and that such outstanding balance is treated as a Loan as of such date and included in the outstanding Loan amount against the Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may obtain Loans hereunder from time to time and may prepay and reborrow such Loans. Unless previously terminated, the Commitment shall terminate on the Maturity Date.

Section 3. Requests for Loans. To request the funding of a Loan hereunder, the Borrower shall deliver a written Borrowing Request to the Lender not later than 11:00 a.m., Houston, Texas time, at least three Business Days before the date of the proposed Loan. Each such written Borrowing Request shall be irrevocable and shall be in the form attached hereto as Annex II and signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(a) the aggregate amount of the requested Loan;

(b) the date on which such Loan is to be made, which shall be a Business Day; and

(c) the name of the Borrower and the location and number of the Borrower’s account to which the Loan funds are to be disbursed.

Section 4. Repayment of Loans; Interest. (a) Without in any way limiting the Borrower’s obligation to make prepayments pursuant to Section 5, the Borrower shall pay to the Lender the then unpaid aggregate outstanding principal amount of all Loans on the Maturity Date.

(b) Each Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the lesser of (i) the sum of LIBOR for such Interest Period plus 2.00% and (ii) the Highest Lawful Rate. Accrued interest on each Loan shall be due and payable on the last day of each calendar quarter, on any date when such Loan is prepaid hereunder on the portion so prepaid, and on the Maturity Date (each such date, a “Payment Date”); provided that any interest accrued pursuant to paragraph (c) of this Section shall be payable on demand. With respect to each Payment Date, the Lender shall provide the Borrower at least three Business Days advance notice prior to any quarterly interest payment date and the Maturity Date, and one Business Day advance notice prior to any prepayment date, of the amount of interest to be paid by the Borrower on such Payment Date, subject to adjustment in the event of error or changes in principal balance between the date of furnishing such estimate and the Payment Date; provided, however, that any failure by the Lender to so provide such a calculation shall not affect the validity of the Borrower’s obligations hereunder, including the obligation of the Borrower to pay all amounts required to be paid hereunder on such Payment Date.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the lesser of (i) the interest rate that is or would otherwise be applicable to a Loan plus an additional 2.00% per annum, and (ii) the Highest Lawful Rate.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 5. Prepayments of the Loans; Mandatory Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, provided that the Borrower shall notify the Lender in writing of any prepayment hereunder not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or Loans to be prepaid. Each such prepayment shall be accompanied by accrued unpaid interest on the amount prepaid.

(b) Upon the incurrence of funded Indebtedness by the Borrower or any Parent/Subsidiary, the Borrower shall prepay as much of the Loans as the Net Proceeds received from such funded Indebtedness will enable the Borrower to pay.

(c) At any time that the Borrower or any Parent/Subsidiary receives net cash proceeds from the sale, lease, or other disposition of any of their respective assets or properties (including, for the avoidance of doubt, as a result of the issuance of Equity Interests, the sale of crude oil (other than Profit Oil), the sale of oil reserves, or the sale of any interest in any production sharing or other contract), the Borrower shall prepay within five (5) Business Days after such receipt an aggregate principal amount of the Loans equal to 100% of the Net Proceeds thereof (including proceeds from the issuance of Equity Interests) if an Event of Default has occurred and is continuing, or, otherwise, 100% of the Net Proceeds thereof (including proceeds from the issuance of Equity Interests) that, when combined with other funds of the Borrower and the Parent/Subsidiaries, as estimated in good faith by the Borrower, immediately prior to the receipt of such Net Proceeds, are not (i) needed to satisfy other legal or contractual commitments of the Borrower or any Parent/Subsidiary, or (ii) otherwise needed for reasonable general and administrative operating expenses of the Borrower or any Parent/Subsidiary. The Lender shall not apply to the prepayment of the Loans amounts held by the Lender and due to the Borrower from crude oil sales prior to receiving notice from the Borrower or the Parent of the portion of such amounts allowed to be retained by the Borrower or the Parent under the preceding subsections (i) and (ii).

Section 6. Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any document executed in connection herewith shall be made free and clear of and without deduction for any taxes; provided that if the Borrower shall be required to deduct any taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions and (c) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law and, thereafter, promptly provide the Lender with a copy of any receipt received from the relevant governmental authority or other proof of payment with respect to such taxes paid.

Section 7. Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or other amounts payable hereunder) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Lender notified to the Borrower in writing from time to time for such purposes (the “Payment Account”). If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in United States dollars.

Section 8. Conditions. (a) Conditions Precedent to Initial Loan. The obligation of the Lender to make its initial Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14):

(i) the Lender shall have received this Note, duly executed and delivered by the Borrower;

(ii) the Lender shall have received the Guaranty, duly executed and delivered by the Parent;

(iii) the Lender shall have received the Security Agreement, duly executed and delivered by the Parent; and

(vii) since June 30, 2014, no event or condition has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan hereunder is also subject to the satisfaction of the following conditions:

(i) the representations and warranties of the Borrower set forth in this Note shall be true and correct on and as of the date such Loan is made;

(ii) at the time of and immediately after giving effect to the making of such Loan, no Default shall have occurred and be continuing;

(iii) the proceeds of such Loan will be used only for reasonable general corporate business purposes in the ordinary course of business, such use of the proceeds being referred to herein as “Approved Corporate Purposes”; and

(iv) the Lender shall have received such other documents as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender.

Each borrowing of a Loan hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date that such Loan is made as to the matters specified in the immediately preceding clauses (i), (ii), and (iii).

Section 9. Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a) Organization; Powers. Each of the Borrower and each Parent/Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Authorization; Enforceability. The transactions contemplated by this Note and the Guaranty are within the Borrower’s and the Parent’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Note, the Security Agreement and the Guaranty and the other documents executed in connection herewith or therewith have been duly executed and delivered by the Borrower and the Parent, as applicable, and constitute legal, valid and binding obligations of the Borrower and the Parent, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The transactions contemplated hereby and in the Guaranty (i) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the certificate of formation, bylaws or other organizational documents of the Borrower or any Parent/Subsidiary or any order of any governmental authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Parent/Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Parent/Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Parent/Subsidiary.

(d) Financial Condition. The Parent has heretofore furnished to the Lender its (i) consolidated audited annual financial statements for the fiscal year ended December 31, 2013, and (ii) consolidated unaudited quarterly financial statements for the period ended March 31, 2014. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject, with respect to the unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes.

(e) Litigation. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Parent/Subsidiary that involve this Note, the Guaranty or the transactions contemplated hereby or thereby.

(f) Compliance with Laws and Agreements. Each of the Borrower and each Parent/Subsidiary is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Default has occurred and is continuing.

(g) Investment and Holding Company Status. Neither the Borrower nor any Parent/Subsidiary is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

(h) Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any Parent/Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Parent/Subsidiary to the Lender in connection with the negotiation of this Note and the Guaranty or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 10. Affirmative Covenants. Until the Commitment has expired or been terminated and the principal of and interest on the Loans and all other amounts payable hereunder have been finally and indefeasibly paid in full, the Borrower covenants and agrees with the Lender that:

(a) Information. The Borrower will furnish to the Lender promptly following any request therefor, such information regarding the operations, business affairs and financial condition of the Borrower or any Parent/Subsidiary, or compliance with the terms of this Note or the Guaranty, as the Lender may reasonably request.

(b) Notice of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Borrower, any Parent/Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(iii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Existence; Conduct of Business. The Borrower will, and will cause each Parent/Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(d) Payment of Obligations. The Borrower will, and will cause each Parent/Subsidiary to, pay its obligations, including tax liabilities, as the same become due and payable, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Parent/Subsidiary has established adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(e) Maintenance of Properties; Insurance. The Borrower will, and will cause each Parent/Subsidiary to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(f) Books and Records; Inspection Rights. The Borrower will, and will cause each Parent/Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Parent/Subsidiary to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(g) Compliance with Laws. The Borrower will, and will cause each Parent/Subsidiary to, comply in all respects with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Use of Proceeds. The Borrower hereby agrees that each Borrowing Request shall only be for an amount then needed for Approved Corporate Purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any federal, state or local law, rule or regulation (including investment limitations) or any of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 11. Negative Covenants. Until the Commitment has expired or been terminated and the principal of and interest on the Loans and all other amounts payable hereunder have been finally and indefeasibly paid in full, the Borrower covenants and agrees with the Lender that:

(a) Fundamental Changes. The Borrower will not, and will not permit any Parent/Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and such Parent/Subsidiary on the date of execution of this Note and businesses reasonably related thereto.

(b) Restrictive Agreements. The Borrower will not, and will not permit any Parent/Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Parent/Subsidiary to (i) pay dividends or other distributions with respect to any of its Equity Interests or (ii) repay loans to the Lender, the Borrower or any Parent/Subsidiary, as applicable.

Section 12. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any interest on any Loan when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any other amount (other than an amount set forth in Section 12(a)) owing hereunder when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) the Parent shall fail to pay any amount owing under the Guaranty when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(d) this Note after delivery hereof shall for any reason, except to the extent permitted by the terms hereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms, or this Note shall be repudiated by the Borrower;

(e) the Guaranty after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms, or the Guaranty shall be repudiated by the Parent;

(f) any representation or warranty made or deemed made by or on behalf of the Borrower or any Parent/Subsidiary in or in connection with this Note or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Note or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(g) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 10(b), 10(c) (with respect to the Borrower’s or any Parent/Subsidiary’s existence), or 10(h) or in Section 11;

(h) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clause (a), (b), (d) or (g) of this Section) or the Parent shall fail to observe or perform any covenant, condition or agreement contained in the Guaranty (other than those specified in clause (c) or (e) of this Section), and, in any such case, such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Lender to the Borrower or the Parent or (ii) an officer of the Borrower or the Parent otherwise becoming aware of such default;

(i) the Borrower or any Parent/Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable;

(j) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Parent/Subsidiary or their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Parent/Subsidiary or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(l) the Borrower or any Parent/Subsidiary  shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 12(k), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or such

Parent/Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(m) the Borrower or any Parent/Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(n) (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Borrower, any Parent/Subsidiary, or any combination thereof or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Parent/Subsidiary, or any combination thereof, and, in either such case, the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Parent/Subsidiary.

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Parent/Subsidiary described in clause (k) or (l) of this Section), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same time or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Parent/Subsidiary described in clause (k) or (l) of this Section, the Commitment shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 13. Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to the Borrower, to it at:

CAMAC Petroleum Limited

CAMAC Energy Inc.
c/o CAMAC Energy Inc.
Attn: General Counsel
1330 Post Oak Boulevard, Suite 2250
Houston, TX 77056

Telephone: 713-797-2940
Facsimile: 713-797-2990

Email:  nevanoff@camacenergy.com

(ii) if to the Lender, to it at:

Allied Energy PLC
c/o CAMAC International Corporation
Attn: Kamoru A. Lawal
1330 Post Oak Boulevard
Suite 2200
Houston, TX 77056
Telephone: 713-965-5108
Facsimile: 713-965-0008

Email:  kamorulawal@camac.com

(b) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt.

Section 14. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Note or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 15. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation and administration of this Note, the Guaranty or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Note or the Guaranty, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Loan.

(b) The Borrower shall indemnify the Lender and its Affiliates and the respective directors, officers, employees, agents and advisors of the Lender and its Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, the Guaranty or any agreement or instrument contemplated hereby or thereby, or the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and shall cause each Parent/Subsidiary not to assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note, the Guaranty or any agreement or instrument contemplated hereby or thereby, the Loans, or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor containing reasonable supporting details.

Section 16. Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Note, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Note. The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Note (including all or a portion of any Loan at the time owing to it) without the consent of the Borrower.

Section 17. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Note shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Note and the making of each Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Note is outstanding and unpaid. The provisions of Sections 6, 15, 21 and 22 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Note or any provision hereof.

Section 18. Integration. This Note, the Guaranty and the other instruments and agreements contemplated hereby and thereby constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 19. Severability. Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 20. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Note, irrespective of whether or not the Lender shall have made any demand under this Note and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 21. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Note shall be construed in accordance with and governed by the law of the State of Texas.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the District Court of the State of Texas sitting in Harris County, Texas and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state or, to the extent permitted by law, in such federal court. Such Texas state court or federal court shall apply the substantive laws of the State of Texas in interpreting and construing this Note. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to in paragraph (b) of this Section. Each of the Borrower and the Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower and the Lender hereby irrevocably consent to service of process in the manner provided for notices in Section 13. Nothing herein will affect the right of the Borrower or the Lender to serve process in any other manner permitted by law.

Section 22. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWER AND THE LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 23. Interest Rate Limitation. It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note), then, in that event, notwithstanding anything to the contrary herein, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender hereunder or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by the Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the Lender resulting from any Event of Default under this Note, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Note shall be canceled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by the Lender to the Borrower). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate applicable to the Lender and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate applicable to the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lender until the total amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to the Highest Lawful Rate.

Section 24.  Joint and Several Liability.  The obligations of Parent and CPL under this Note shall be joint and several.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the 7th day of August, 2014.

CAMAC ENERGY INC.

By: /s/ Earl W. McNiel
Name: Earl W. McNiel
Title: Senior Vice President
CAMAC PETROLEUM LIMITED

By: /s/ Adama Traore
Name: Adama Traore
Title: Director

ACKNOWLEDGED AND AGREED TO BY:

ALLIED ENERGY PLC,
as Lender

By: /s/ Kamoru Lawal
Name: Kamoru Lawal
Title: Director

ANNEX I

Information Regarding Loans

The foregoing Note evidences Loans made by the Lender to the Borrower, which Loans were in the principal amounts and were made and repaid or prepaid on the dates set forth below:

Borrower	Principal Amount of Each Loan	Date Each Loan was Made	Date of Payment or Prepayment	Amount Paid or Prepaid	Balance Outstanding

ANNEX II

Form of Borrowing Request

[Date]

[Delivered by hand][Delivered by overnight courier service][Mailed by certified mail][Mailed by registered mail][Sent by facsimile][Sent by electronic mail]

Allied Energy PLC
c/o CAMAC International Corporation
Attn: Kamoru A. Lawal
1330 Post Oak Boulevard
Suite 2200
Houston, TX 77056

Re: Borrowing Request Under Promissory Note

Mr. Kamoru Lawal:

Notice is hereby given to Allied Energy PLC (the “Lender”) by [CAMAC Petroleum Limited][CAMAC Energy Inc.] (the “Borrower”) that, pursuant to that certain Promissory Note, dated ____________, 2014 (the “Note”), executed by the Borrower, the Borrower requests the funding of a Loan (as defined in the Note) under the Note as follows:

A.	Aggregate amount of the requested Loan:

B.	Date on which the Loan is to be made:

C.	Location and number of the Borrower’s account to which the Loan funds are to be disbursed:
D.	Purpose of Loan:

Sincerely,
[CAMAC Petroleum Limited][CAMAC Energy Inc.]
By:
Name:
Title: